

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**7.05%**	**7.81%**	**-2.41%**	**2.60%**	**0.17%**	**6.10%**
S&P 500 Index	11.29	10.16	-7.16	0.64	-0.43	7.50
Barclays Capital Aggregate Bond Index	2.48	8.16	7.42	6.20	6.41	6.36

*Not Annualized; **Inception Date of 12/31/93

Fund Facts

- The Fund seeks long-term capital growth consistent with preservation of principal and seeks to provide shareholders with regular income.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

About the Fund

Net Assets (as of 9/30/2010):	$11.2 Million
Inception Date:	12/31/93
Lead Manager Tenure:	Since 1/1/98
Ticker Symbol:	SIBAX
Sit Fund Number:	9
CUSIP Number:	82980D-20-2
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Top Five Stock Holdings

as of 9/30/2010

- Google, Inc.
- Intl. Business Machines Corp.
- Oracle Corp.
- Qualcomm, Inc.
- PepsiCo, Inc.

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Bryce A. Doty, CFA

- 19 Years of industry experience.

John M. Bernstein

- 17 Years of industry experience.

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Important Legal Information



Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**7.05%**	**7.81%**	**-2.41%**	**2.60%**	**0.17%**	**6.10%**
S&P 500 Index	11.29	10.16	-7.16	0.64	-0.43	7.50
Barclays Capital Aggregate Bond Index	2.48	8.16	7.42	6.20	6.41	6.36
*Not Annualized; **Inception Date of 12/31/93						


20%
10%
0%
-10%
Sit Balanced Fund
S&P 500 Index
Barclays Capital Aggregate Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1994	1995	1996	1997	1998
Sit Balanced	**-0.33%**	**25.43%**	**15.80%**	**21.73%**	**21.30%**
S&P 500 Index	1.32	37.58	22.96	33.36	28.58
Barclays Capital Aggregate Bond Index	-2.92	18.47	3.63	9.65	8.69
	1999	**2000**	**2001**	**2002**	**2003**
Sit Balanced	**20.15%**	**-4.80%**	**-12.99%**	**-18.59%**	**19.20%**
S&P 500 Index	21.04	-9.11	-11.88	-22.10	28.68
Barclays Capital Aggregate Bond Index	-0.82	11.63	8.44	10.25	4.10
	2004	**2005**	**2006**	**2007**	**2008**
Sit Balanced	**9.22%**	**7.51%**	**7.88%**	**10.52%**	**-26.88%**
S&P 500 Index	10.88	4.91	15.80	5.50	-37.00
Barclays Capital Aggregate Bond Index	4.34	2.43	4.33	6.97	5.24
	2009	**2010**			
Sit Balanced	**23.12%**	**3.60%**			
S&P 500 Index	26.47	3.89			
Barclays Capital Aggregate Bond Index	5.93	7.94			


Sit Balanced
S&P 500 Index
Barclays Capital Aggregate Bond Index
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


Sit Balanced Fund
S&P 500 Index
Barclays Capital Aggregate Bond Index
$20,000
$15,000
$10,000
$5,000
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have grown to $10174.63 in the Fund or declined to $9575.99 in the S&P 500 Index or grown to $18616.31 in the Barclays Capital Aggregate Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains important information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

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Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Other Assets & Liabilities
3.2%
Bonds
33.7%
Stocks
63.1%

Top Stock Holdings

as of 9/30/2010

Top Five Stocks	% of Net Assets
Google, Inc.	1.8%
Intl. Business Machines Corp.	1.6
Oracle Corp.	1.5
Qualcomm, Inc.	1.5
PepsiCo, Inc.	1.4
Number of Holdings: 161	Top Five Stock Holdings: 7.7%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices

Account Access

Contact Us

Documents

Applications

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Important Legal Information



Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**17.89%**	**15.47%**	**-5.20%**	**9.94%**	**7.55%**	**5.72%**
MSCI Emerging Markets Index	17.16	17.67	-3.72	10.22	10.79	5.10

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 9/30/2010):	$16.7 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SDMGX
Sit Fund Number:	11
CUSIP Number:	82980D-40-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Raymond E. Sit

- 17 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 9/30/2010

- Vale, A.D.R.
- Petrobras
- BHP Billiton, A.D.R.
- Rio Tinto
- Samsung Electronics

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**17.89%**	**15.47%**	**-5.20%**	**9.94%**	**7.55%**	**5.72%**
MSCI Emerging Markets Index	17.16	17.67	-3.72	10.22	10.79	5.10

*Not Annualized; **Inception Date of 7/1/94


20%
15%
10%
5%
0%
-5%
-10%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1994	1995	1996	1997	1998
Sit Developing Markets Growth Fund	**-2.02%**	**-4.29%**	**17.27%**	**-5.20%**	**-24.93%**
MSCI Emerging Markets Index	2.80	-6.94	3.92	-13.40	-27.52
	1999	**2000**	**2001**	**2002**	**2003**
Sit Developing Markets Growth Fund	**82.50%**	**-30.18%**	**-12.01%**	**-18.37%**	**45.96%**
MSCI Emerging Markets Index	63.70	-31.80	-4.91	-7.97	51.59
	2004	**2005**	**2006**	**2007**	**2008**
Sit Developing Markets Growth Fund	**16.54%**	**33.77%**	**31.59%**	**40.72%**	**-55.26%**
MSCI Emerging Markets Index	22.45	30.31	29.18	36.48	-54.48
	2009	**2010**			
Sit Developing Markets Growth Fund	**73.97%**	**5.16%**			
MSCI Emerging Markets Index	74.50	8.70			


125%
100%
75%
50%
25%
0%
-25%
-50%
-75%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have grown to $20,714 in the Fund or $27,861 in the MSCI Emerging Markets Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

Daily Prices
Account Access
Contact Us
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Applications

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Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
0.8%
Sectors Less Than 5.2%
16.8%
Finance
18.6%
Retail Trade
5.3%
Consumer Services
5.4%
Non-Energy Minerals
14.8%
Consumer Non-Durables
6.7%
Communications
8.9%
Energy Minerals
12.3%
Electronic Technology
10.6%

Portfolio Structure by Region

as of 9/30/2010


Asia
57.4%
57.6%
Latin America
25.4%
24.0%
Africa/Middle East
7.7%
8.2%
Europe
8.9%
10.2%
Cash & Other Net Assets
0.6%
0.0%
MSCI Emerging Markets Index
Sit Developing Markets Growth Fund
0
10
20
30
40
50
60
70

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
Vale, A.D.R.	4.1%
Petrobras	3.4
BHP Billiton, A.D.R.	3.1
Rio Tinto	2.8
Samsung Electronics	2.7
Banco Bradesco S.A.	2.6
CNOOC, Ltd., A.D.R.	2.2
America Movil A.D.R.	2.0
Southern Copper Corp.	2.0
HTC Corp.	2.0
Number of Holdings: 84	Top 10: 26.9%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
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Applications

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Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Since Inception**
Sit Dividend Growth Class I	**12.25%**	**11.76%**	**-2.30%**	**4.84%**	**6.28%**
S&P 500 Index	11.29	10.16	-7.16	0.64	2.43
Sit Dividend Growth Class S	**12.21**	**11.53**	**-2.57**	**n/a**	**3.30**
S&P 500 Index	11.29	10.16	-7.16	n/a	-0.67

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.

About the Fund

I Class Net Assets (as of 9/30/2010):	$79.5 Million
S Class Net Assets (as of 9/30/2010):	$29 Million
Inception Date:	12/31/03
Lead Manager Tenure:	Since 12/31/03
I Class Ticker Symbol:	SDVGX
I Class Sit Fund Number:	15
I Class CUSIP Number:	82980D-70-7
I Class Minimum Investment Amount:	$100,000
I Class Minimum IRA Investment Amount:	$2,000
S Class Ticker Symbol:	SDVSX
S Class Sit Fund Number:	17
S Class CUSIP Number:	82980D-80- 6
S Class Minimum Investment Amount:	$5,000
S Class Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of the S&P 500 Index and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Top Five Stock Holdings

as of 9/30/2010

- Intl. Business Machines Corp.
- Chevron Corp.
- Johnson & Johnson
- Verizon Communications, Inc.
- PepsiCo, Inc.

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Kent L. Johnson, CFA

- 21 Years of industry experience.

Michael J. Stellmacher, CFA

- 19 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

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Important Legal Information



Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Distribution Rate
as of 9/30/2010

	30-Day SEC Yield [1]	12-Month Distribution Rate [1]
Sit Dividend Growth Class I	**1.62%**	**1.59%**
Sit Dividend Growth Class S	**1.38%**	**1.36%**

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Since Inception**
Sit Dividend Growth Class I	**12.25%**	**11.76%**	**-2.30%**	**4.84%**	**6.28%**
S&P 500 Index	11.29	10.16	-7.16	0.64	2.43
Sit Dividend Growth Class S	**12.21**	**11.53**	**-2.57**	--	**3.30**
S&P 500 Index	11.29	10.16	-7.16	--	-0.67

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.


15%
10%
5%
0%
-5%
-10%
Sit Dividend Growth Class I
S&P 500 Index
Three Month
One Year
Three Year
Five Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	2004	2005	2006	2007	2008
Sit Dividend Growth Class I	**10.91%**	**9.41%**	**18.29%**	**12.89%**	**-29.60%**
S&P 500 Index	10.88	4.91	15.80	5.50	-37.00
	2009	**2010**			
Sit Dividend Growth Class I	**25.59%**	**5.30%**			
S&P 500 Index	26.47	3.89			


40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
Sit Dividend Growth Class I
S&P 500 Index
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


$20,000
$15,000
$10,000
$5,000
Sit Dividend Growth Class I
S&P 500 Index
12/31/2003
9/30/2010

The sum of $10,000 invested at inception (12/31/03) and held until 9/30/2010 would have grown to $15,086 in the Fund's Class I or $11,762 in the S&P 500 Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) The SEC yield reflects the rate at which the Fund is earning income on its current portfolio of securities, while the distribution rate reflects the Fund's past dividends paid to shareholders based on net investment income distributed and the average NAV during the past 12 months. Accordingly the Fund's SEC yield and distribution rate may differ. Dividends are paid quarterly.

Important Legal Information



Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
3.6%
Finance
15.4%
Consumer Non-Durables
10.4%
Producer Manufacturing
9.9%
Energy Minerals
9.8%
Electronic Technology
9.2%
Health Technology
9.2%
Technology Services
4.9%
Retail Trade
4.6%
Sectors Less Than 4%
23.0%

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
Intl. Business Machines Corp.	3.0%
Chevron Corp.	2.5
Johnson & Johnson	2.4
Verizon Communications, Inc.	2.2
PepsiCo, Inc.	2.0
J.P. Morgan Chase & Co.	2.0
Procter & Gamble Co.	2.0
Occidental Petroleum Corp.	1.8
3M Co.	1.8
Qualcomm, Inc.	1.7
Number of Holdings: 97	Top 10: 21.3%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
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Global Dividend Growth Fund

I Class Ticker: GDGIX
S Class Ticker: GDGSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Since Inception*
Sit Global Dividend Growth Class I	**13.49%**	**7.67%**	**20.92%**
Sit Global Dividend Growth Class S	**13.43**	**7.42**	**20.30**
Composite Index	13.35	7.46	4.39

*Not Annualized; **Inception Date of 9/30/08

About the Fund

I Class Net Assets (as of 9/30/2010):	$3.3 Million
S Class Net Assets (as of 9/30/2010):	$1 Million
Inception Date:	9/30/08
Lead Manager Tenure:	Since 9/30/08
I Class Ticker Symbol:	GDGIX
I Class Sit Fund Number:	20
I Class CUSIP Number:	82980D-88-9
I Class Minimum Investment Amount:	$100,000
I Class Minimum IRA Investment Amount:	$100,000
S Class Ticker Symbol:	GDGSX
S Class Sit Fund Number:	21
S Class CUSIP Number:	82980D-87-1
S Class Minimum Investment Amount:	$5,000
S Class Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of a composite index (comprised of 60% S&P 500 Index and 40% MSCI EAFE Index) and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Top Five Stock Holdings

as of 9/30/2010

- Rio Tinto, A.D.R.
- BHP Billiton, A.D.R.
- Intl. Business Machines Corp.
- Johnson & Johnson
- Qualcomm, Inc.

Fund Management

Roger J. Sit
- 19 Years of industry experience.

Kent L. Johnson, CFA
- 21 Years of industry experience.

Raymond E. Sit
- 17 Years of industry experience.

Michael J. Stellmacher, CFA
- 19 Years of industry experience.

Tasha M. Murdoff
- 14 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Merging Strategies


Merging Strategies
Sit Global Dividend Growth Fund

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Global Dividend Growth Fund

I Class Ticker: GDGIX
S Class Ticker: GDGSX

Fund Type: International Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Distribution Rate

as of N/A

	30-Day SEC Yield [1]	12-Month Distribution Rate [1]
Sit Global Dividend Growth Class I	1.62%	1.59%
Sit Global Dividend Growth Class S	1.38%	1.36%

Average Annual Returns

as of 9/30/2010

	Three Month*	One Year	Three Year	Since Inception**
Sit Global Dividend Growth Class I	13.49%	7.67%	--	20.92%
Sit Global Dividend Growth Class S	13.43	7.42	--	20.30
Composite Index	13.35	7.46	--	4.39


15%
10%
5%
0%
Sit Global Dividend Growth Fund Class I
Composite Index
3 Month
1 Year
Since Inception

Total Return by Calendar Year

as of 9/30/2010

	2008	2009	2010
Sit Global Dividend Growth Class I	-5.25%	24.65%	2.38%
Sit Global Dividend Growth Class S	-5.31	24.40	2.17
Composite Index	-21.11	28.67	2.83


40%
30%
20%
10%
0%
-10%
-20%
-30%
Sit Global Dividend Growth Class I
Composite Index
2008
2009
2010

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) The SEC yield reflects the rate at which the Fund is earning income on its current portfolio of securities, while the distribution rate reflects the Fund's past dividends paid to shareholders based on net investment income distributed and the average NAV during the past 12 months. Accordingly the Fund's SEC yield and distribution rate may differ. Dividends are paid quarterly.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices



Global Dividend Growth Fund

I Class Ticker: GDGIX
S Class Ticker: GDGSX

Fund Type: Global Equity Income

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
1.4%
Finance
15.7%
Consumer Non-Durables
9.9%
Health Technology
9.7%
Electronic Technology
9.1%
Producer Manufacturing
9.1%
Energy Minerals
6.8%
Retail Trade
6.5%
Non-Energy Minerals
5.4%
Sectors Less Than 5.2%
24.4%

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
Rio Tinto, A.D.R.	2.7%
BHP Billiton, A.D.R.	2.7
Intl. Business Machines Corp.	2.5
Johnson & Johnson	2.0
Qualcomm, Inc.	1.9
McDonald's Corp.	1.7
Procter & Gamble Co.	1.6
Occidental Petroleum Corp.	1.6
Philip Morris International, Inc.	1.6
Chevron Corp.	1.6
Number of Holdings: 100	Top 10: 11.8%

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**16.02%**	**6.30%**	**-10.44%**	**0.61%**	**-3.84%**	**3.64%**
Morgan Stanley EAFE Growth Index	16.59	8.41	-8.37	2.78	1.14	3.62

*Not Annualized; **Inception Date of 11/1/91

About the Fund

Net Assets (as of 9/30/2010):	$23.7 Million
Inception Date:	11/1/91
Lead Manager Tenure:	Since 1/1/98
Ticker Symbol:	SNGRX
Sit Fund Number:	6
CUSIP Number:	82980D-10-3
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks long-term growth.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Janet K. Kinzler

- 16 Years of industry experience.

Tasha M. Murdoff

- 14 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 9/30/2010

- BHP Billiton, Ltd.
- Nestle, S.A.
- Rio Tinto, A.D.R.
- Telefonica, S.A.
- Royal Dutch Shell, A.D.R.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
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Applications

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International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Average Annual Returns

as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**16.02%**	**6.30%**	**-10.44%**	**0.61%**	**-3.84%**	**3.64%**
MSCI EAFE Growth Index	16.59	8.41	-8.37	2.78	1.14	3.62

*Not Annualized; **Inception Date of 11/1/91


20%
15%
10%
5%
0%
-5%
-10%
-15%
Sit International Growth Fund
MSCI EAFE Growth Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year

as of 9/30/2010

	1991	1992	1993	1994	1995	1996
Sit International Growth Fund	**4.10%**	**2.69%**	**48.37%**	**-2.99%**	**9.36%**	**10.31%**
MSCI EAFE Growth Index	1.41	-13.01	25.14	4.52	11.38	3.46
	1997	**1998**	**1999**	**2000**	**2001**	**2002**
Sit International Growth Fund	**4.81%**	**18.95%**	**50.77%**	**-26.66%**	**-33.26%**	**-29.84%**
MSCI EAFE Growth Index	2.11	22.21	29.46	-24.51	-24.58	-16.02
	2003	**2004**	**2005**	**2006**	**2007**	**2008**
Sit International Growth Fund	**28.70%**	**12.97%**	**14.67%**	**18.19%**	**16.08%**	**-44.99%**
MSCI EAFE Growth Index	31.99	16.12	13.28	22.33	16.45	-42.70
	2009	**2010**				
Sit International Growth Fund	**27.65%**	**2.19%**				
MSCI EAFE Growth Index	29.36	4.08				


60%
40%
20%
0%
-20%
-40%
-60%
Sit International Growth Fund
MSCI EAFE Growth Index
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000

as of 9/30/2010


$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
Sit International Growth Fund
MSCI EAFE Growth Index
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have declined to $6,761 in the Fund or $11,201 in the MSCI EAFE Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

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International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
2.5%
Finance
19.4%
Consumer Non-Durables
10.9%
Producer Manufacturing
10.7%
Non-Energy Minerals
7.2%
Electronic Technology
7.1%
Energy Minerals
5.8%
Communications
5.7%
Health Technology
5.6%
Sectors less than 5%
25.1%

Portfolio Structure by Region

as of 9/30/2010


Europe
50.2%
61.7%
Asia
36.8%
37.4%
Other
10.5%
0.9%
Cash & Other Net Assets
2.5%
0.0%
MSCI EAFE Growth Index
Sit International Growth Fund
0
10
20
30
40
50
60
70
80

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
BHP Billiton, Ltd.	4.5%
Nestle, S.A.	2.4
Rio Tinto, A.D.R.	2.1
Telefonica, S.A.	2.1
Royal Dutch Shell, A.D.R.	1.8
Reckitt Benckiser, p.l.c	1.8
Total, S.A.	1.7
Sun Hung Kai Properties	1.6
Honda Motor Co., Ltd.	1.4
Adidas A.G.	1.4
Number of Holdings: 99	Top 10: 20.8%

Complete List of Holdings

Holdings as of September 30, 2010.

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices



Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**9.90%**	**5.22%**	**-5.70%**	**1.59%**	**-3.55%**	**9.35%**
Russell 1000® Growth Index	13.00	12.65	-4.36	2.06	-3.44	10.21

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 9/30/2010):	$418.7 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 1/1/98
Ticker Symbol:	SNIGX
Sit Fund Number:	2
CUSIP Number:	829797-10-9
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Ronald D. Sit, CFA

- 25 Years of industry experience.

Michael J. Stellmacher, CFA

- 19 Years of industry experience.

Click for Full Biographies

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Top Five Stock Holdings

as of 9/30/2010

- Apple, Inc.
- Intl. Business Machines Corp.
- Qualcomm, Inc.
- Google, Inc.
- Oracle Corp.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices | Account Access | Contact Us | Documents | Applications

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**9.90%**	**5.22%**	**-5.70%**	**1.59%**	**-3.55%**	**9.35%**
Russell 1000® Growth Index	13.00	12.65	-4.36	2.06	-3.44	10.21

*Not Annualized; **Inception Date of 9/2/82


Sit Large Cap Growth Fund
Russell 1000® Growth Index
20%
10%
0%
-10%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1981	1982	1983	1984	1985	1986	1987
Sit Large Cap Growth Fund	**4.90%**	**36.18%**	**12.94%**	**5.44%**	**23.48%**	**21.83%**	**5.32%**
Russell 1000® Growth Index	4.23	24.45	15.98	-0.95	32.85	15.36	5.31
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Large Cap Growth Fund	**5.33%**	**32.02%**	**-2.37%**	**32.72%**	**4.94%**	**3.15%**	**2.83%**
Russell 1000® Growth Index	11.27	35.92	-0.26	41.16	5.01	2.90	2.66
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Large Cap Growth Fund	**31.66%**	**23.05%**	**31.70%**	**30.56%**	**33.41%**	**-13.84%**	**-27.70%**
Russell 1000® Growth Index	37.18	23.12	30.48	38.72	33.16	-22.43	-20.42
	2002	**2003**	**2004**	**2005**	**2006**	**2007**	**2008**
Sit Large Cap Growth Fund	**-30.58%**	**26.34%**	**12.79%**	**9.59%**	**9.54%**	**14.14%**	**-34.10%**
Russell 1000® Growth Index	-27.89	29.76	6.30	5.27	9.08	11.81	-38.44
	2009	**2010**					
Sit Large Cap Growth Fund	**28.14%**	**-0.39%**					
Russell 1000® Growth Index	37.21	4.36					


Sit Large Cap Growth Fund
Russell 1000® Growth Index
60%
40%
20%
0%
-20%
-40%
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


Sit Large Cap Growth Fund
Russell 1000® Growth Index
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have declined to $6,965 in the Fund or $7,046 in the Russell 1000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

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Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Sector Allocation
as of 9/30/2010


Cash & Other Net Assets
0.5%
Electronic Technology
21.6%
Consumer Non-Durables
10.2%
Technology Services
10.1%
Producer Manufacturing
9.3%
Health Technology
8.6%
Energy Minerals
8.3%
Retail Trade
8.3%
Finance
7.9%
Sectors Less than 5%
15.2%

Top Stock Holdings
as of 9/30/2010

Company	% of Net Assets
Apple, Inc.	3.5%
Intl. Business Machines Corp.	3.3
Qualcomm, Inc.	2.8
Google, Inc.	2.6
Oracle Corp.	2.5
Cisco Systems, Inc.	2.3
McDonald's Corp.	2.3
PepsiCo, Inc.	2.2
Intel Corp.	2.1
Coca-Cola Co.	2.1
Number of Holdings: 96	Top 10: 25.8%

Complete List of Holdings

Holdings as of September 30, 2010.

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.

Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth



Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**14.26%**	**16.78%**	**-6.78%**	**2.19%**	**-3.83%**	**11.67%**
Russell Midcap® Growth Index	14.65	18.27	-3.90	2.86	-0.88	--

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 9/30/2010):	$145.6 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	NBNGX
Sit Fund Number:	1
CUSIP Number:	829796-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Top Five Stock Holdings

as of 9/30/2010

- F5 Networks, Inc.
- Cognizant Tech. Solutions Corp.
- Celgene Corp.
- Cummins, Inc.
- Citrix Systems, Inc.

Fund Management

Roger J. Sit

- 19 Years of industry experience.

Kent L. Johnson, CFA

- 21 Years of industry experience.

Robert W. Sit, CFA

- 18 Years of industry experience.

Matthew T. Loucks, CFA

- 14 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

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Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth



Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**14.26%**	**16.78%**	**-6.78%**	**2.19%**	**-3.83%**	**11.67%**
Russell Midcap® Growth Index	14.65	18.27	-3.90	2.86	-0.88	N/A

*Not Annualized; **Inception Date of 9/2/82


Sit Mid Cap Growth Fund
Russell Mid Cap™ Growth Index
20%
10%
0%
-10%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1981	1982	1983	1984	1985	1986	1987
Sit Mid Cap Growth Fund	**6.10%**	**64.15%**	**26.75%**	**-3.20%**	**43.65%**	**10.33%**	**5.50%**
Russell Midcap® Growth Index	N/A	N/A	N/A	N/A	N/A	17.55	2.76
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Mid Cap Growth Fund	**9.77%**	**35.15%**	**-2.04%**	**65.50%**	**-2.14%**	**8.55%**	**-0.47%**
Russell Midcap® Growth Index	12.92	31.49	-5.13	47.03	8.71	11.19	-2.16
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Mid Cap Growth Fund	**33.64%**	**21.87%**	**17.70%**	**6.84%**	**70.65%**	**-4.35%**	**-33.39%**
Russell Midcap® Growth Index	33.98	17.48	22.54	17.87	51.29	-11.75	-20.15
	2002	**2003**	**2004**	**2005**	**2006**	**2007**	**2008**
Sit Mid Cap Growth Fund	**-34.64%**	**38.51%**	**17.02%**	**15.27%**	**9.56%**	**18.87%**	**-45.34%**
Russell Midcap® Growth Index	-27.41	42.71	15.48	12.10	10.65	11.44	-44.32
	2009	**2010**					
Sit Mid Cap Growth Fund	**-34.64%**	**11.94%**					
Russell Midcap® Growth Index	-27.41	10.85					


75%
50%
25%
0%
-25%
-50%
Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have declined to $6,767 in the Fund or $9,150 in the Russell Mid Cap® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

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Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
0.7%
Electronic Technology
15.1%
Technology Services
11.1%
Health Technology
10.3%
Producer Manufacturing
10.3%
Finance
7.9%
Process Industries
6.5%
Retail Trade
6.4%
Consumer Non-Durables
6.1%
Sectors Less Than 5%
25.6%

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
F5 Networks, Inc.	2.4%
Cognizant Tech. Solutions Corp.	2.1
Celgene Corp.	2.1
Cummins, Inc.	1.9
Citrix Systems, Inc.	1.9
Ecolab, Inc.	1.7
Snap-On, Inc.	1.6
TCF Financial Corp.	1.5
Expeditors Intl Wash., Inc.	1.5
TJX Companies, Inc.	1.4
Number of Holdings: 106	Top 10: 18.1%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices | Account Access | Contact Us | Documents | Applications

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**3.29%**	**7.54%**	**5.15%**	**4.51%**	**4.96%**	**5.03%**
Barclays Capital 5-Yr Municipal Bond Index	2.53	5.63	6.74	5.40	5.26	5.11

*Not Annualized; **Inception Date of 12/1/93

About the Fund

Net Assets (as of 9/30/2010):	$307.8 Million
Inception Date:	12/1/93
Lead Manager Tenure:	Since 12/1/93
Ticker Symbol:	SMTFX
Sit Fund Number:	7
CUSIP Number:	82979K-10-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal regular income tax and Minnesota regular personal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Michael C. Brilley

- 42 Years of industry experience.

Debra A. Sit, CFA

- 28 Years of industry experience.

Paul J. Jungquist, CPA, CFA

- 16 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices | Account Access | Contact Us | Documents | Applications

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Important Legal Information



Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Expenses | Management | How to Invest

Yields and Durations
as of 9/30/2010

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life [2]	Implied Duration[2]
Sit Minnesota Tax-Free Income	**4.29%**	**7.16%**	**4.29%**	**14.6 Years**	**4.8 Years**	**7.4 Years**

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**3.29%**	**7.54%**	**5.15%**	**4.51%**	**4.96%**	**5.03%**
Barclays Capital 5-Yr Municipal Bond Index	2.53	5.63	6.74	5.40	5.26	5.11

*Not Annualized; **Inception Date of 12/1/93


Sit Minnesota Tax-Free Income Fund
Barclays Capital 5-Yr Municipal Bond Index
10%
5%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1993	1994	1995	1996	1997	1998
Sit Minnesota Tax-Free Income Fund	**1.60%**	**0.63%**	**11.90%**	**5.89%**	**8.19%**	**6.14%**
Barclays Capital 5-Year Municipal Bond Index	1.46	-1.28	11.65	4.22	6.38	5.84
	1999	**2000**	**2001**	**2002**	**2003**	**2004**
Sit Minnesota Tax-Free Income Fund	**-3.82%**	**8.09%**	**5.85%**	**7.06%**	**4.42%**	**3.68%**
Barclays Capital 5-Year Municipal Bond Index	0.74	7.72	6.21	9.27	4.13	2.72
	2005	**2006**	**2007**	**2008**	**2009**	**2010**
Sit Minnesota Tax-Free Income Fund	**4.44%**	**4.92%**	**1.04%**	**-10.75%**	**22.04%**	**6.88%**
Barclays Capital 5-Year Municipal Bond Index	0.95	3.34	5.15	5.78	7.40	5.05


Sit Minnesota Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


Sit Minnesota Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
$25,000
$22,000
$19,000
$16,000
$13,000
$10,000
$7,000
12/1/1993
9/30/2010

The sum of $10,000 invested at inception (12/1/93) and held until 9/30/2010 would have grown to $22,871 in the Fund or $23,139 in the Barclays Capital 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket and 7.85% MN tax brackets.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

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Important Legal Information



Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
4.4%
Sectors less than 3%
9.9%
Indust./Pollution
3.0%
Utility
5.3%
Insured
5.4%
Education/Student Loan
8.8%
Other Rev.
9.2%
Single Family Mtg.
12.8%
MF Mortgage
18.6%
Hospital / Health Care
22.6%

Quality Ratings

(% of Total Net Assets)
as of 9/30/2010


Other Assets and Liabilities
4.3%
AAA
9.2%
AA
17.9%
A
20.1%
BBB
13.7%
Less Than BBB
1.3%
Not Rated*
33.5%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0.1%	2.1%	4.5%	13.4%	12.9%	0.5%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns As of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth	**12.77%**	**19.04%**	**-6.27%**	**2.45%**	**-2.11%**	**10.09%**
Russell 2000® Growth Index	12.83	14.79	-3.75	2.35	-0.13	5.76

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 9/30/2010):	$66.6 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SSMGX
Sit Fund Number:	10
CUSIP Number:	82980D-30-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Roger J. Sit
- 19 Years of industry experience.

Kent L. Johnson, CFA
- 21 Years of industry experience.

Robert W. Sit, CFA
- 19 Years of industry experience.

Michael J. Stellmacher, CFA
- 19 Years of industry experience.

Matt T. Loucks, CFA
- 14 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of 9/30/2010

- Informatica Corp.
- Skyworks Solutions, Inc.
- F5 Networks, Inc.
- Alexion Pharmaceuticals, Inc.
- Core Laboratories

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Daily Prices
Account Access
Contact Us
Documents
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Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Average Annual Returns

as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth Fund	**12.77%**	**19.04%**	**-6.27%**	**2.45%**	**-2.11%**	**10.09%**
Russell 2000® Growth Index	12.83	14.79	-3.75	2.35	-0.13	5.76

*Not Annualized; **Inception Date of 7/1/94


Sit Small Cap Growth Fund
Russell 2000® Growth Index
20%
10%
0%
-10%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year

as of 9/30/2010

	1994	1995	1996	1997	1998	1999	2000
Sit Small Cap Growth Fund	**11.57%**	**52.16%**	**14.97%**	**7.63%**	**1.97%**	**108.63%**	**6.25%**
Russell 2000® Growth Index	8.52	31.04	11.26	12.94	1.24	43.10	-22.44
	2001	**2002**	**2003**	**2004**	**2005**	**2006**	**2007**
Sit Small Cap Growth Fund	**-28.19%**	**-26.22%**	**34.57%**	**6.79%**	**18.52%**	**7.99%**	**20.43%**
Russell 2000® Growth Index	-9.24	-30.27	48.53	14.31	4.15	13.34	7.05
	2008	**2009**	**2010**				
Sit Small Cap Growth Fund	**-42.96%**	**33.06%**	**12.95%**				
Russell 2000® Growth Index	-38.54	34.47	10.23				


Sit Small Cap Growth Fund
Russell 2000® Growth Index
125%
100%
75%
50%
25%
0%
-25%
-50%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000

as of 9/30/2010


Sit Small Cap Growth Fund
Russell 2000® Growth Index
$13,000
$10,000
$7,000
$4,000
9/30/2000
9/30/2002
9/30/2004
9/30/2006
9/30/2008
9/30/2010

The sum of $10,000 invested on 9/30/2000 and held until 9/30/2010 would have declined to $8,079 in the Fund or $9,874 in the Russell 2000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth



Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets 1.0%
Health Technology 15.4%
Technology Services 15.0%
Electronic Technology 14.3%
Producer Manufacturing 10.1%
Industrial Services 6.8%
Finance 6.0%
Retail Trade 5.5%
Sectors less than 5% 25.9%

Top Stock Holdings

as of 9/30/2010

Company	% of Net Assets
Informatica Corp.	3.2%
Skyworks Solutions, Inc.	2.2
F5 Networks, Inc.	2.2
Alexion Pharmaceuticals, Inc.	2.1
Core Laboratories	2.0
Lufkin Industries, Inc.	1.8
Concur Technologies, Inc.	1.8
Ulta Salon Cosmetics & Fragrances	1.8
ANSYS, Inc.	1.8
Tupperware Brands Corp.	1.7
Number of Holdings: 98	Top 10: 20.7%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices | Account Access | Contact Us | Documents | Applications

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Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	**2.92%**	**6.81%**	**3.37%**	**3.07%**	**3.90%**	**5.38%**
Barclays Capital 5-Yr Municipal Bond Index	2.53	5.63	6.74	5.40	5.26	5.88

*Not Annualized; **Inception Date of 9/29/88

About the Fund

Net Assets (as of 9/30/2010):	$164.2 Million
Inception Date:	9/29/88
Lead Manager Tenure:	Since 9/29/88
Ticker Symbol:	SNTIX
Sit Fund Number:	4
CUSIP Number:	829799-10-5
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 18 years ago.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Michael C. Brilley

- 42 Years of industry experience.

Debra A. Sit, CFA

- 28 Years of industry experience.

Paul J. Jungquist, CPA, CFA

- 16 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

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Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt



Yields and Durations
as of 9/30/2010

	30-Day SEC Yield [1]	Tax Equivalent Yield[2]	12-Month Distribution Rate[1]	Average Maturity	Duration to Est. Avg. Life [3]	Implied Duration[3]
Sit Tax-Free Income Fund	5.06%	7.78%	4.5%	15.2 Years	5.7 Years	7.3 Years

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	2.92%	6.81%	3.37%	3.07%	3.90%	5.38%
Barclays Capital 5-Yr Municipal Bond Index	2.53	5.63	6.74	5.40	5.26	5.88

*Not Annualized; **Inception Date of 9/29/88


10%
5%
0%
Sit Tax-Free Income Fund
Barclays Capital 5-Yr Municipal Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1988	1989	1990	1991	1992	1993	1994
Sit Tax-Free Income Fund	2.19%	8.38%	7.29%	9.25%	7.71%	10.42%	-0.63%
Barclays Capital 5-Year Municipal Bond Index	0.66	9.07	7.70	11.41	7.62	8.73	-1.28
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Tax-Free Income Fund	12.86%	5.69%	9.87%	6.29%	-4.01%	8.32%	5.84%
Barclays Capital 5-Year Municipal Bond Index	11.65	4.22	6.38	5.84	0.74	7.72	6.21
	2002	**2003**	**2004**	**2005**	**2006**	**2007**	**2008**
Sit Tax-Free Income Fund	5.69%	2.87%	3.96%	3.30%	3.54%	0.26%	-15.77%
Barclays Capital 5-Year Municipal Bond Index	9.27	4.13	2.72	0.95	3.34	5.15	5.78
	2009	**2010**					
Sit Tax-Free Income Fund	22.42%	7.78%					
Barclays Capital 5-Year Municipal Bond Index	7.40	5.05					


25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
Sit Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
Sit Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
9/29/1988
9/30/2010

The sum of $10,000 invested at inception (9/29/88) and held until 9/30/2010 would have grown to $31,680 in the Fund or $35,158 in the Barclays Capital 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) The SEC yield reflects the rate at which the Fund is earning income on its current portfolio of securities, while the distribution rate reflects the Fund's past dividends paid to shareholders based on net investment income distributed and the average NAV during the past 12 months. Accordingly the Fund's SEC yield and distribution rate may differ. Dividends are paid monthly.

(2) For individuals in the 35% federal tax bracket.

(3) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices



Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of 9/30/2010


Cash Equivalents
4.2%
Other Rev.
16.5%
Hospital / Health Care
15.2%
Education/Student Loan
14.4%
MF Mortgage
11.8%
Single Family Mtg.
9.6%
Closed-End Mutual Funds
6.7%
Insured
4.1%
Indust./Pollution
3.7%
Sectors less than 3%
13.8%

Quality Ratings

(% of Total Net Assets)
as of 9/30/2010


Other Assets & Liabilities
4.2%
AAA
9.1%
AA
11.9%
A
18.3%
BBB
24.2%
Less Than BBB
5.5%
Non-Rated
26.8%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0.4%	1.5%	1.0%	6.6%	11.8%	5.5%

Complete List of Holdings

Holdings as of September 30, 2010.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

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Important Legal Information



U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	**1.50%**	**5.13%**	**6.49%**	**5.69%**	**5.26%**	**6.57%**
Barclays Capital Intermediate Government Index	2.13	6.19	6.65	5.87	5.69	6.75

*Not Annualized; **Inception Date of 6/2/87

About the Fund

Net Assets (as of 9/30/2010):	$980.8 Million
Inception Date:	6/2/87
Lead Manager Tenure:	Since 6/2/87
Ticker Symbol:	SNGVX
Sit Fund Number:	3
CUSIP Number:	829800-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income and safety of principal
- Lead portfolio manager has been at the helm of this Fund since inception over 19 years ago.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Michael C. Brilley

- 42 Years of industry experience.

Bryce A. Doty, CFA

- 19 Years of industry experience.

Mark H. Book, CFA, CMA

- 23 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices

Account Access

Contact Us

Documents

Applications

Delivering Positive Annual Returns

Click for a larger version.

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U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Yields and Durations
as of 9/30/2010

	30-Day SEC Yield	12-Month Distribution Rate	Average Maturity	Effective Duration[1]
Sit U.S. Government Securities Fund	3.47%	3.04%	22.3 Years	1.1 Years

Average Annual Returns
as of 9/30/2010

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	1.50%	5.13%	6.49%	5.69%	5.26%	6.57%
Barclays Capital Intermediate Government Bond Index	2.13	6.19	6.65	5.87	5.69	6.75

*Not Annualized; **Inception Date of 6/2/87


Sit U.S. Government Securities Fund
Barclays Capital Intermediate Government Bond Index
10%
8%
6%
4%
2%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of 9/30/2010

	1987	1988	1989	1990	1991	1992
Sit U.S. Government Securities Fund	6.05%	7.86%	11.04%	10.97%	12.87%	5.43%
Barclays Capital Intermediate Government Bond Index	4.47	6.40	12.68	9.56	14.11	6.93
	1993	**1994**	**1995**	**1996**	**1997**	**1998**
Sit U.S. Government Securities Fund	7.34%	1.77%	11.50%	4.99%	8.19%	6.52%
Barclays Capital Intermediate Government Bond Index	8.17	-1.75	14.41	4.06	7.72	8.49
	1999	**2000**	**2001**	**2002**	**2003**	**2004**
Sit U.S. Government Securities Fund	1.37%	9.15%	8.56%	5.79%	1.19%	3.35%
Barclays Capital Intermediate Government Bond Index	0.49	10.47	8.42	9.64	2.29	2.33
	2005	**2006**	**2007**	**2008**	**2009**	**2010**
Sit U.S. Government Securities Fund	2.49%	4.13%	6.92%	5.13%	7.78%	3.91%
Barclays Capital Intermediate Government Bond Index	1.68	3.84	8.47	10.43	-0.32	6.63


Sit U.S. Government Securities Fund
Barclays Capital Intermediate Government Bond Index
16%
12%
8%
4%
0%
-4%
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Growth of $10,000
as of 9/30/2010


Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
$42,000
$38,000
$34,000
$30,000
$26,000
$22,000
$18,000
$14,000
$10,000
6/2/1987
6/30/2008

The sum of $10,000 invested at inception (6/2/87) and held until 9/30/2010 would have grown to $44,150 in the Fund or $45,975 in the Barclays Capital Intermediate Government Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
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Documents
Applications

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U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Sector Allocation

as of 9/30/2010


Cash & Other Net Assets
0.9%
U.S. Treas./Federal Agy.
5.4%
GNMA Pass-Thru
6.5%
FHLMC Pass-Thru
17.7%
CMO
39.2%
FNMA Pass-Thru
30.3%

Estimated Average Life Profile

as of 9/30/2010


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0.9%
93.3%
4.6%
0.0%
1.2%
0-1 Year
1-5 Years
5-10 Years
10-20 Years
20+ Years

Complete List of Holdings

Holdings as of September 30, 2010.

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.

High Income Municipal Bond Fund

I Class Ticker: SHMIX

Fund Type: High Income Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of 9/30/2010

	Three Month*	One Year	Since Inception**
Sit High Income Municipal Bond Fund Class I	**4.23%**	**8.06%**	**2.25%**
Barclays Capital Municipal Bond Index	3.40	5.80	5.35

*Not Annualized; **Inception Date of 12/31/06

About the Fund

Net Assets (as of N/A):	$89.8 Million
Inception Date:	12/31/06
Lead Manager Tenure:	Since 12/31/06
I Class Ticker Symbol:	SHMIX
Sit Fund Number:	18
CUSIP Number:	82979K-40-7
Minimum Investment Amount:	$150,000

Fund Facts

- The Fund seeks high current income that is exempt from federal regular income tax.

Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

Fund Management

Michael C. Brilley

- 42 Years of industry experience.

Debra A. Sit, CFA

- 28 Years of industry experience.

Paul J. Jungquist, CPA, CFA

- 16 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Daily Prices | Account Access | Contact Us | Documents | Applications

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Important Legal Information

High Income Municipal Bond Fund

I Class Ticker: SHMIX

Fund Type: High Income Municipal Debt

Average Annual Returns

as of 9/30/2010

	Three Month*	One Year	Three Year	Since Inception**
Sit High Income Municipal Bond Fund	**4.23%**	**8.06%**	**3.07%**	**2.25%**
Barclays Capital Municipal Bond Index	3.40	5.80	6.04	5.35

*Not Annualized; **Inception Date of 12/31/06.


Sit High Income Municipal Bond Fund
Barclays Capital Municipal Bond Index
10%
5%
0%
3 Month
1 Year
3 Year
Since Inception

Total Return by Calendar Year

as of 9/30/2010

	2007	2008	2009	2010
Sit High Income Municipal Bond Fund	**-2.49%**	**-18.93%**	**26.20%**	**8.95%**
Barclays Capital Municipal Bond Index	3.36	-2.47	12.91	6.82


Sit High Income Municipal Bond Fund
Barclays Capital Municipal Bond Index
30%
20%
10%
0%
-10%
-20%
2007
2008
2009
2010

Growth of $10,000

as of 9/30/2010


Sit High Income Municipal Bond Fund
Barclays Capital Municipal Bond Index
$13,000
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
12/31/2006
9/30/2010

The sum of $10,000 invested at inception (12/31/06) and held until 9/30/2010 would have grown to $9,751 in the Fund or $10,336 in the Lehman Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.

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High Income Municipal Bond Fund

I Class Ticker: SHMIX

Fund Type: High Income Municipal Debt

Sector Allocation

as of 9/30/2010


Cash Equivalents 0.9%
Sectors less than 3.5% 11.1%
Hospital/Health Care Revenue 20.6%
Lease Rental 3.5%
General Obligation 3.5%
Industrial/Pollution Control 6.2%
Multifamily Mortgage 15.8%
Insured 11.2%
Education 13.0%
Other Revenue 14.2%

Quality Ratings

(% of Total Net Assets)
as of 9/30/2010


AAA 1.6%
AA 3.5%
Other Assets and Liabilities 0.9%
Non-Rated 25.0%
A 16.2%
Less Than BBB 10.1%
BBB 42.7%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0%	0.3%	2%	8.7%	11.5%	2.3%

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Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.